As filed with the Securities and Exchange Commission on June 3, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CITROTECH INC.

(Exact Name of Registrant as Specified in Its Charter)

Wyoming	87-2765150
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6400 S. Fiddlers Green Cir., Suite 300 Greenwood Village, Colorado	80111
(Address of Principal Executive Offices)	(Zip Code)

CitroTech Inc. 2026 Equity and Incentive Plan

(Full Title of the Plan)

Wesley J. Bolsen, Chief Executive Officer

CitroTech Inc.

6400 S. Fiddlers Green Cir., Suite 300

Greenwood Village, Colorado 80111

(Name and Address of Agent for Service)

(800) 401-4535

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Anthony F. Newton

Law Office of Anthony F. Newton

8810 Luray Court

Rosenberg, Texas 77469

+1 (832) 452-0269

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) have been or will be sent or given to participants in the plan listed on the cover of this Registration Statement (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

●	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the SEC on March 30, 2026;

●	The Registrant’s Quarterly Report on Form 10-Q for the period ended March 31, 2026 filed with the SEC on May 15, 2026;

●	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 28, 2026, April 3, 2026, April 21, 2026 and June 1, 2026; and

●	The description of the Registrant’s common stock contained in its Registration Statement on Form 8-A, as filed with the SEC on December 1, 2025, including any amendments or reports filed with the SEC for the purpose of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

As permitted by Wyoming law, our Amended and Restated Bylaws provide that we will indemnify our directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of us, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct. We may also have contractual indemnification obligations under our agreements with our directors, officers, and employees. These indemnification obligations could result in the Registrant incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, and employees that we may not recoup.

Pursuant to the laws of the State of Wyoming, our Amended and Restated Bylaws exclude personal liability for our directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any willful misappropriation of corporate assets by such director, disclosure of confidential information in violation of such director’s fiduciary or contractual obligations to the Registrant, or any other willful and deliberate breach in bad faith of such director’s duty to the Registrant or its stockholders.

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Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
4.1	Articles of Domestication/Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Annual Report on Form 10-K, filed by CitroTech Inc. on April 15, 2024).

4.2	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K, filed by CitroTech Inc. on March 31, 2025).

4.3	Amendment to Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by CitroTech Inc. on September 10, 2025).

4.4	Second Amended and Restated Designations and Preferences of Series A Preferred Stock (incorporated by reference to Exhibit 3.4 to the Annual Report on Form 10-K, filed by CitroTech Inc. on March 31, 2025).

4.5	Amended and Restated Designations and Preferences of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.5 to the Annual Report on Form 10-K, filed by CitroTech Inc. on March 31, 2025).

4.6	Articles of Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed by CitroTech Inc. on January 28, 2026).

4.7	Certificate of Name Change (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K, filed by CitroTech Inc. on January 28, 2026).

4.8	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Quarterly Report on Form 10-Q, filed by CitroTech Inc. on November 12, 2025).

5.1*	Opinion of Law Office of Anthony F. Newton, regarding the validity of securities being registered.

23.1*	Consent of WWC, P.C., Independent Registered Public Accounting Firm.

23.2*	Consent of Law Office of Anthony F. Newton (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	CitroTech Inc. 2026 Equity and Incentive Plan (incorporated by reference to Appendix A to the Information Statement on Schedule 14C, filed by CitroTech Inc. on May 5, 2026).

107*	Filing Fee Table

*	Filed herewith.

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Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado on June 3, 2026.

CITROTECH INC.

By:	/s/ Wesley J. Bolsen
Wesley J. Bolsen
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of CitroTech Inc., hereby, severally constitute and appoint each of Wesley J. Bolsen and Nanuk Warman as our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Dates

/s/ Wesley J. Bolsen	Chief Executive Officer (Principal Executive Officer)	June 3, 2026
Wesley J. Bolsen

/s/ Nanuk Warman	Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2026
Nanuk Warman

/s/ Theodore Ralston	Chairman	June 3, 2026
Theodore Ralston

/s/ Lorenzo Calinawan	Director	June 3, 2026
Lorenzo Calinawan

/s/ Craig Huff	Director	June 3, 2026
Craig Huff

/s/ Jeffery Pomerantz	Director	June 3, 2026
Jeffery Pomerantz

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